Exhibit 99.1
Contact:
Jenny Swanson
Director, Investor Relations
Universal Technical Institute, Inc.
(623) 445-9351
Universal Technical Institute Reports Third Quarter Results for Fiscal 2008
PHOENIX — August 6, 2008 — Universal Technical Institute, Inc. (NYSE: UTI), a provider of technical education training, today announced financial results for the third quarter and nine months ended June 30, 2008.
Third Quarter Operating Performance
For the third quarter of fiscal 2008 net revenues were $80.6 million, a 5.3 percent decrease from $85.2 million for last year’s third quarter. The decrease in net revenues primarily relates to a decline in average undergraduate student enrollment and an increase in need-based tuition scholarships, higher military and veteran discounts, partially offset by higher tuition prices.
For the third quarter of fiscal 2008 we experienced an operating loss of $1.4 million compared to operating income of $5.7 million in the same period last year. This decrease in operating income reflects increased advertising costs, contract services costs and occupancy costs. These higher costs were partially offset by decreases in compensation and benefits and depreciation expense.
Net loss for the third quarter of fiscal 2008 was $0.7 million, or 3 cents per diluted share, as compared to net income of $3.9 million, or 14 cents per diluted share, for the third quarter of fiscal 2007.

“Our key leading indicators of lead generation, student contracts and show rate continued to improve throughout this quarter, building upon the positive momentum gained last quarter. Our investment to drive this growth during a quarter in which our student population is traditionally at its lowest, adversely affected our financial results. We remain committed to our strategic plan that has led to these improvements. However, it will take time to fully realize the positive impact to our business,” said Kimberly McWaters, President and Chief Executive Officer of UTI.
Nine Month Operating Performance
Net revenues for the nine months ending June 30, 2008 were $258.8 million, a 2.8 percent decrease, from $266.4 million for the nine months ending June 30, 2007. This decrease primarily relates to a decline in average undergraduate student enrollment and an increase in need-based tuition scholarships, higher military and veteran discounts, partially offset by an additional earning day during the period and higher tuition prices.
For the nine months ending June 30, 2008 operating income decreased $15.5 million to $10.2 million, or 3.9 percent of net revenues, from $25.7 million, or 9.6 percent of net revenues, for the same period last year. The decrease in operating income is primarily attributable to higher professional and contract services costs, occupancy costs and bad debt expense. These higher costs were partially offset by a decrease in compensation and benefits and depreciation expense.
Net income for the nine months ending June 30, 2008 declined to $7.7 million, or 30 cents per diluted share, compared with $16.9 million, or 62 cents per diluted share, for the nine months ending June 30, 2007. Net income margin for the first nine months of fiscal 2008 was 3.0 percent, a decrease of 330 basis points, compared with 6.3 percent for the same period last year for the reasons previously described, partially offset by higher interest income in the current period.

Balance Sheet and Cash Flow
At June 30, 2008, cash and cash equivalents were $72.0 million compared with $75.6 million at September 30, 2007 and $29.9 million at June 30, 2007. At June 30, 2008, shareholders’ equity was $106.4 million compared with $124.5 million at September 30, 2007. Pursuant to the previously announced share repurchase plan, we purchased 1,886,300 shares of stock during the nine months ended June 30, 2008 at a total cost of approximately $29.5 million. We did not purchase any shares during the quarter ended June 30, 2008.
Cash flow provided by operations was $6.0 million for the nine months ended June 30, 2008, compared with $26.0 million for the nine months ended June 30, 2007. This decrease is primarily attributable to the decline in net income as well as process changes related to the changing lending environment.
Student Enrollment Data and Capacity Utilization

	Three Months Ended		Nine Months Ended
	June 30,		June 30,
	2008	2007	2008	2007
Average undergraduate full-time student enrollment	13,452	14,630	15,018	15,998
Total seats available	25,030	25,500	25,030	25,500
Average capacity utilization	53.7%	57.4%	60.0%	62.7%
End of period undergraduate full-time student enrollment	12,478	13,416	12,478	13,416
Lower starts were the primary contributor to declines in the third quarter and nine month full-time student enrollment statistics.
Conference Call
Management of Universal Technical Institute will hold a conference call to discuss its fiscal 2008 third quarter results today at 2:00 p.m. Phoenix Time (5:00 p.m. Eastern Time). This call can be accessed by dialing 800-366-7417 or 303-262-2053. Investors are invited to listen to the call live at www.uti.edu. Please access the web site at least 15 minutes early to register, download and install any necessary audio software. A replay of the call will be available on the Investor Relations section of UTI’s website and will be archived for 60 days or alternatively the call will be available through Wednesday, August 13, 2008. To hear the replay, dial (800) 405-2236 (domestic) or (303) 590-3000 (international) and enter pass code 11117052#.

About Universal Technical Institute
Universal Technical Institute is a provider of technical education training for students seeking careers as professional automotive, diesel, collision repair, motorcycle and marine technicians. The company offers undergraduate degree, diploma and certificate programs at 10 campuses across the United States, and manufacturer-sponsored advanced programs at 18 dedicated training centers. Through its campus-based school system, Universal Technical Institute offers specialized technical education programs under the banner of several well-known brands, including Universal Technical Institute (UTI), Motorcycle Mechanics Institute and Marine Mechanics Institute (MMI) and NASCAR Technical Institute (NTI).
Safe Harbor Statement
Statements in this news release concerning the future business, operating results and financial condition of the company are “forward-looking” statements as defined in the Private Securities Litigation Reform Act of 1995. Such statements are based upon management’s current expectations and are subject to a number of uncertainties that could cause actual performance and results to differ materially from the results discussed in the forward-looking statements. Factors that could affect the company’s actual results include changes to federal and state educational funding, possible failure or inability to obtain regulatory consents and certifications for new or expanding campuses, potential increased competition, changes in demand for the programs offered by the company, increased investment in management and capital resources, the effectiveness of the company’s recruiting, advertising and promotional efforts, changes to interest rates and low unemployment. Further information on these and other potential factors that could affect the company’s financial results or condition may be found in the company’s filings with the Securities and Exchange Commission, all of which are incorporated herein by reference. The company undertakes no obligation to publicly update any forward-looking statements whether as a result of new information, future events or otherwise.
(Tables Follow)

UNIVERSAL TECHNICAL INSTITUTE, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED INCOME STATEMENTS (UNAUDITED)
(In thousands, except per share amounts)

	Three Months Ended		Nine Months Ended
	June 30,		June 30,
	2008	2007	2008	2007

Net revenues	$80,639	$85,176	$258,831	$266,361

Operating expenses:
Educational services and facilities	46,378	46,137	139,386	136,186
Selling, general and administrative	35,690	33,343	109,295	104,504

Total operating expenses	82,068	79,480	248,681	240,690

Income (loss) from operations	(1,429)	5,696	10,150	25,671

Other expense (income):
Interest income	(521)	(511)	(2,758)	(1,789)
Interest expense	10	11	29	33
Other income	(183)	—	(183)	—

Total other expense (income)	(694)	(500)	(2,912)	(1,756)

Income (loss) before income taxes	(735)	6,196	13,062	27,427
Income tax expense (benefit)	(11)	2,340	5,397	10,542

Net income (loss)	$(724)	$3,856	$7,665	$16,885

Earnings per share:
Net income (loss) per share — basic	$(0.03)	$0.14	$0.30	$0.63

Net income (loss) per share — diluted	$(0.03)	$0.14	$0.30	$0.62

Weighted average number of common shares outstanding:
Basic	25,059	26,780	25,736	26,762

Diluted	25,059	27,393	25,978	27,236

UNIVERSAL TECHNICAL INSTITUTE, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)
(In thousands, except share and per share amounts)

	June 30,	September 30,
	2008	2007
Assets
Current assets:
Cash and cash equivalents	$71,991	$75,594
Receivables, net	18,418	14,504
Deferred tax assets	5,781	5,656
Prepaid expenses and other current assets	6,770	7,380

Total current assets	102,960	103,134
Property and equipment, net	68,252	104,595
Goodwill	20,579	20,579
Other assets	3,761	4,514

Total assets	$195,552	$232,822

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable and accrued expenses	$33,871	$42,068
Deferred revenue	37,002	49,389
Accrued tool sets	3,620	4,009
Other current liabilities	89	416

Total current liabilities	74,582	95,882
Deferred tax liabilities	3,024	2,025
Other liabilities	11,530	10,410

Total liabilities	89,136	108,317

Commitments and contingencies

Shareholders’ equity:
Common stock, $0.0001 par value, 100,000,000 shares authorized, 28,392,580 shares issued and 25,075,335 shares outstanding at June 30, 2008 and 28,259,893 shares issued and 26,828,948 shares outstanding at September 30, 2007	3	3
Preferred stock, $0.0001 par value, 10,000,000 shares authorized, no shares issued and outstanding	—	—
Paid-in capital	135,880	132,131
Treasury stock, at cost, 3,317,245 shares at June 30, 2008 and 1,430,945 shares at September 30, 2007	(59,571)	(30,029)
Retained earnings	30,104	22,400

Total shareholders’ equity	106,416	124,505

Total liabilities and shareholders’ equity	$195,552	$232,822

UNIVERSAL TECHNICAL INSTITUTE, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
(In thousands)

	For the Nine Months Ended
	June 30,
	2008	2007
Cash flows from operating activities:
Net income	$7,665	$16,885
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	13,177	14,227
Bad debt expense	3,377	2,221
Stock-based compensation	4,151	5,343
Deferred income taxes	149	(810)
Loss on sale of property and equipment	720	460
Changes in assets and liabilities:
Receivables	(8,177)	(215)
Prepaid expenses and other current assets	495	406
Other assets	493	190
Accounts payable and accrued expenses	(3,703)	(6,748)
Deferred revenue	(12,387)	(6,835)
Income tax payable	636	1,180
Accrued tool sets and other current liabilities	(716)	(112)
Other liabilities	167	(158)

Net cash provided by operating activities	6,047	26,034

Cash flows from investing activities:
Purchase of property and equipment	(13,385)	(37,994)
Proceeds from sale of property and equipment	32,688	16

Net cash provided by (used in) investing activities	19,303	(37,978)

Cash flows from financing activities:
Excess tax benefit from stock-based compensation	250	8
Purchase of treasury stock	(29,542)	—
Proceeds from issuance of common stock under employee plans	339	438

Net cash (used in) provided by financing activities	(28,953)	446

Net decrease in cash and cash equivalents	(3,603)	(11,498)
Cash and cash equivalents, beginning of period	75,594	41,431

Cash and cash equivalents, end of period	$71,991	$29,933

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